December 28, 2006

Securities and Exchange Commission
100F Street N.E.
Washington DC 20549
USA

Dear Sir/Madam,

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 28, 2006, to be filed by our former client, General Components, Inc.. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours faithfully,
BDO McCABE LO LIMITED

/s/ BDO McCABE LO LIMITED